FOR IMMEDIATE RELEASE
                                             Media Contact:     Dan Gahlon, 3M
                                             612/733-8806

                                             Investor Contact:  Jon Greer, 3M
                                             612/736-1915

     3M SETS SPIN-OFF OF DATA STORAGE AND IMAGING SYSTEMS BUSINESSES

     ST. PAUL, Minn. -- June 19, 1996 -- 3M announced today that its Board of Directors has formally approved the spin-off of the company's data storage and imaging systems businesses as an independent company named Imation Corp. 3M shareholders of record at the close of business on June 28, 1996, will receive one share of Imation Corp. for every 10 shares of 3M stock.

     Approximately 42 million shares of Imation Corp. will be distributed to 3M shareholders. An Information Statement containing financial and other information about Imation's business, management and properties will be mailed to 3M shareholders on or about June 24, 1996. Stock certificates for Imation Corp. are expected to be mailed on or about July 15, 1996.

     Imation Corp. common stock will be listed on the New York and Chicago Stock Exchanges under the ticker symbol IMN. 3M common stock (symbol: MMM) will continue to trade on the New York Stock Exchange and several other exchanges.

     3M said that the distribution of Imation Corp. stock to 3M shareholders completes an important element of a strategic initiative announced last November. As part of this initiative, 3M also plans to discontinue its audiotape and videotape business.

     "We are eager to complete this process to allow both companies to focus their energy on becoming even stronger and more successful," said L.D. DeSimone, 3M chairman of the board and chief executive officer.

     Imation Corp. develops, manufactures and markets a wide variety of products and services worldwide for information processing, specializing in data storage and imaging applications. The company is the world's largest supplier of removable media products used to store and transmit computer information, and is a leading supplier of color-proofing materials and private label photographic films. Imation was the first to develop the new, widely used laser imager for medical imaging applications. The businesses that will be operated by Imation Corp. generated revenues of more than $2 billion in 1995.

     "3M is launching Imation in a solid financial situation and with a strong legacy of innovation and customer satisfaction," says William T. Monahan, Imation chief executive officer.


3M DECLARES QUARTERLY DIVIDEND
     3M's Board of Directors also announced that the quarterly dividend would be increased from 47 cents a share to 49 cents a share, effective with the third-quarter dividend payable on September 12, 1996, to stockholders of record on August 23, 1996. This marks the 320th consecutive quarterly payment on 3M common stock and marks the 38th consecutive yearly increase.

     In February 1996, the 3M Board of Directors had said it would reconsider the annual dividend increase when the Imation spin-off was ready to be launched.

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3M Corporate Public Relations & Government Affairs          A002578.rel
3M Center, Building 225-1S-15
St. Paul, MN 55144-1000